AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made this 01st day of March, 2025, between Favo Capital, Inc., a Nevada corporation, (the “Company”) and Vaughan Korte (“Employee”).

WHEREAS, the Company and Employee previously entered into an Employment Agreement on August 21, 2024 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to amend Section 3.01 of the Employment Agreement concerning the Employee’s Base Compensation;

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties hereto hereby agree to amend the Employment Agreement as follows:

A.     Section 3.01 of the Employment Agreement is deleted in its entirety and now reads as follows:

“3.01 The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at a rate of Eleven Thousand Six Hundred and One US Dollars and 60/100 Cents ($11,601.60 USD) payable bi-weekly via W2 Payroll from Favo Group Human Resources the HR Division of Favo Capital, Inc. (the “Base”), subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.”

B.     In all other respects, the remaining terms, covenants, conditions and provisions of the Employment Agreement shall continue in full force and effect to the extent provided in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FAVO CAPITAL, INC.	EMPLOYEE:

By: /s/ Vincent Napolitano	By: /s/ Vaughan Korte
By: Vincent Napolitano	Vaughan Korte
Its: CEO